Exhibit 8
[LETTERHEAD OF SHEARMAN & STERLING LLP]
February 27, 2009
Board of Directors
Eaton Corporation
1111 Superior Avenue
Cleveland, Ohio 44114-2584
Eaton Corporation
U.S. Tax Opinion
Ladies and Gentlemen:
     We have acted as special U.S. federal tax counsel to Eaton Corporation, an Ohio corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of (i) debt securities of the Company (the “Debt Securities”), (ii) preferred shares of the Company (the “Preferred Shares”), (iii) common shares of the Company (the “Common Shares”), (iv) warrants of the Company (the “Warrants”), and (v) units of the Company (the “Units” and, together with the Debt Securities, the Preferred Shares, the Common Shares and the Warrants, the “Securities”). The offering of the Securities will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each supplement, a “Prospectus Supplement”).
     In preparing this opinion, we have examined and relied upon the information set forth in the Prospectus and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
     Subject to the foregoing and in reliance thereon, we are of the opinion that the discussion in the Prospectus under the caption “United States Federal Taxation,” insofar as such discussion represents legal conclusions or statements of U.S. federal tax law and subject to the limitations and conditions set forth therein, accurately describes the material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Securities. Our opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

Eaton Corporation Page 2	February 27, 2009
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Shearman & Sterling LLP
LMB